Exhibit 10.8E
FOURTH AMENDMENT TO THE
BASIC LEASE INFORMATION AND
CANYON PARK TECHNOLOGY CENTER
OFFICE BUILDING LEASE AGREEMENT
     This Fourth Amendment (this “Fourth Amendment”) to the Basic Lease Information and Canyon Park Technology Center Office Building Lease Agreement (the “Lease”) is entered into by and between TCU PROPERTIES I, LLC, a Utah limited liability company (“Landlord”), and OMNITURE, INC., a Delaware corporation (“Tenant”), having an office at 550 East Timpanogos Circle, Orem, Utah 84097.
Recitals
     A. Landlord and Tenant are parties to the Lease, together with the First, Second and Third Amendments to the Lease, for certain office space in Canyon Park Technology Center (“CPTC” formerly Timpanogos Technology Park) in Orem, Utah, defined in the Lease and in the respective Amendments as the “Premises.” Tenant desires to expand the Premises to include additional space in Building G at CPTC.
     B. Tenant desires to expand the Premises to include an additional space in the basement of Building G-02 at CPTC.
Agreement
     Therefore, Landlord and Tenant agree as follows:
1.	Premises. The definition of “Premises” under the Lease is amended by adding approximately 432 rentable square feet of storage space located in the basement of Building G-02 and shown in the cross-hatched area of attached hereto as Exhibit A.

2.	Basic Rent. Tenant agrees that the Basic Rental fee for the Storage Premises shall be $8.00 per rentable square foot per year, effective May 1, 2005. Monthly Rent shall be due in accordance with the payment terms specifically set forth in the Lease.

3.	Commencement. The Commencement Date shall be June 1, 2005.

4.	Rentable Area. The “Rentable Area” of the Premises shall increase from 91,940 RSF to 92,372 RSF.

5.	Deposit. An additional security deposit equal to the last month’s Rent of $288.00 shall be paid to Landlord by Tenant upon execution of this Amendment.

6.	Fire Riser Closet. Tenant understands that the Storage Premises provides access to a Fire Riser Closet in the back of the Storage Premises for the Building. Tenant agrees not to block access at any time to the Fire Riser Closet. Landlord agrees to clearly mark the area that is not to be blocked by Tenant prior to Tenant occupying the Storage Premises.

7.	Option to Terminate. Landlord shall have the right to terminate this Fourth Amendment, provided Tenant does not lease or exercise its Right of First Refusal for the G-01 and G-02 basement space. Landlord shall give Tenant a written thirty (30) day prior notice of such termination.

8.	Same Terms. Except as amended herein, all other terms and conditions of the Lease, 1st 2nd and 3rd Amendments, as previously amended, shall remain in full force and effect.
-SIGNATURE ON THE NEXT PAGE-

TENANT:

OMNITURE a Delaware Corporation

By:	/s/ Cathy Donahoe

Name: Cathy Donahoe

Title: HR Director

Date: May 31, 2005

LANDLORD:

TCU PROPERTIES I, LLC

By: Canyon Park Management Company, Inc., its Manager

By:	/s/ Allen Finlinson

Name: Allen Finlinson

Title: Vice President

Date: May 31, 2005

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